Exhibit 11

Principles of Ethics and Conduct

(English Translation)

Introduction

These principles of Ethics and Conduct establish clear and consistent standards for all MUFG employees to guide decisions and actions. They reflect and support the MUFG Corporate Vision.

The principles are organized in three sections. Chapter 1 presents the attitude that we adopt with our customers, to act with honesty and integrity and pursue their best interests, which is a core component of our business practices.

Chapter 2 presents a set of standards to help us fulfill our responsibilities as a good corporate citizen. MUFG’s reputation depends upon the trust and confidence of our customers and other stakeholders, including local communities, and we are responsible to society on a global level.

Chapter 3 describes the actions and mindset that will create a stimulating and supportive working environment as MUFG continues to grow. Our success depends on building and maintaining a dynamic workplace where all employees can reach their full potential in ways that support our customers and contribute to society as a whole.

Outline/Overview

Chapter 1    Customer Focus

We place our diverse customers at the center of all our activities and always act in their best interests. MUFG is able to thrive today because of the trust and confidence that customers have placed in us—the result of years of fair, transparent, and honorable dealings. Our business culture is not driven by the prospect of short-term, immediate gains. Instead, we place a premium on supporting long-term, sustainable relationships with our customers to help them meet their goals.

1-1.	Acting with Honesty and Integrity

We always place our diverse customers at the center of all activities and act with honesty and integrity in all of our dealings with them. We protect customer assets, including their personal information, and strive at all times not to damage their interests.

1-2.	Controlling Quality

In order to earn the lasting trust and confidence of our customers, we maintain thorough quality control of our products and services in all aspects from product design and development to delivery, and continually improve our processes to provide accurate and secure transactions.

1-3.	Exceeding Customer Expectations

We strive to satisfy the diverse needs of our customers worldwide and to exceed their expectations through the highest standards of professionalism and by effectively leveraging our global network and consolidated strength.

Chapter 2    Responsibility as a Corporate Citizen

As a member of MUFG with global operations, we act honorably, with honesty and integrity, and comply at all times with laws, regulations, rules, and internal policies globally. We strive to maintain stability and confidence in the global financial system and to contribute to the sound growth and development of society. We behave in a manner that supports and strengthens the trust and confidence that MUFG has built up over the years.

2-1.	Adherence to Laws and Regulations

We always judge and act with honesty and integrity, do what is right, and comply with both the letter and the spirit of the laws, regulations, and rules that apply to us. We avoid insider trading, do not engage in anti-competitive conduct or any form of corrupt activity, and publicly disclose corporate information in an appropriate manner.

2-2.	Combating Criminal Activity

We do not conduct business with criminal elements. We do not allow our financial products and services to be used for illegal or improper activities such as money laundering, fraud, or financing terrorist activities.

2-3.	Commitment to Social Sustainability

We respect the history, culture, and customs of local communities and strive to contribute to their development and the protection of the environment through our corporate activities and employee volunteer efforts.

Chapter 3    Ethical and Dynamic Workplace

We are committed to creating a working environment that fosters mutual respect among MUFG employees, supports the full expression of our individuality as professionals, promotes the power of teamwork, honors diversity, transcends differences, and embraces new challenges.

3-1.	Stimulating Workplace

We strive to enhance our knowledge and expertise, focus on maximizing the value of teamwork, and view changes in the business environment as opportunities to launch new initiatives.

3-2.	Ethical Workplace

We respect the diversity and human rights of all MUFG employees. We do not engage in or tolerate discrimination, harassment, intimidation, or any other behavior or activity that is inconsistent with these core beliefs. We report any violations of laws and rules, and we manage corporate assets appropriately.

Principles of Ethics and Conduct

Chapter 1:    Customer Focus

1-1.	Acting with Honesty and Integrity

(1)	Acting with Honesty and Integrity

The work of each employee of MUFG is directly or indirectly related to MUFG customers. We always place our diverse customers at the center of all activities, act with honesty and integrity, and support customers from a long-term perspective.

(2)	Safeguarding Customer Assets

Customers rely upon us to be stewards of their financial assets and investments. The privacy of the information that customers also entrust to us is as valuable to them as their financial assets, and for that reason, maintaining customer confidentiality at all times is critical. The loss, misuse, leakage, or improper transfer of customer information not only can damage customer interests but also can seriously undermine the trust and confidence that MUFG has earned over many years.

(3)	Protecting Customer Interests

We act with honesty and integrity, and strive at all times not to damage the interests of our customers. MUFG is an integrated financial group comprising a wide variety of businesses. When conducting business with customers, we must be sensitive to the possibility of conflicts of interest that may exist between customers of different MUFG companies and between a customer and an MUFG company. In all cases, we act appropriately and with integrity, good judgment, and discretion in accordance with our policies on conflicts of interest.

1-2.	Controlling Quality

(1)	Products and Services that Match Customer Needs

Our customers place great faith in us when they entrust us with their business. To earn their trust and to build strong and lasting business relationships, it is important to maintain strong quality control practices at all stages, from planning, development, and proposal, to the delivery of our products and services. Quality control means that we improve our processes to help provide products and services that match customer needs, and carry out accurate and secure transactions. To this end, we always keep in mind the following principles:

a.	When developing products and services, we clearly define our customers and their needs as known to us.

b.	The structure and profile of products and services must be developed and described in a clear and understandable manner.

c.	Products and services proposed and provided to customers match their purposes, needs, knowledge, experience, financial capabilities, and other conditions as known to us.

d.	We equip ourselves with the knowledge and skills needed to propose, provide, and manage our products and services.

e.	We provide our customers with clear and accurate explanations of products and services so that they understand the risks associated with them, accept the risks, and are fully informed when they agree to retain our products and services.

f.	In our interactions with customers, we are fair-minded, courteous, professional, and responsive.

g.	We take customer comments, complaints, and concerns seriously and handle them fairly and promptly, sharing them with relevant divisions within MUFG appropriately.

(2)	Ongoing Efforts for Quality Improvement

We continually review and improve our products and services so that they serve the best interests of our customers.

1-3.	Exceeding Customer Expectations

(1)	Quality Products and Services

Customer needs are becoming more sophisticated and more diverse, and their requirements are becoming increasingly demanding. To provide high-quality products and services, each of us strives to improve our own professional knowledge and skills.

(2)	Cooperation within MUFG

While MUFG consists of many diverse business entities, customers view us as a single, integrated company and have high expectations for our comprehensive capabilities. Our strength does not come from individual star performers, but from the collective contributions of the team. We continually strive to provide customers with a broad set of high-quality products and services by bringing our capabilities together and acting as a seamless and unified group.

(3)	Using Our Global Network

As customers become increasingly global in their business activities, they make decisions about financial products and services based on careful comparison with those available worldwide. We continue to be competitive by providing world-class products and services and making full use of MUFG’s global network.

Chapter 2:    Responsibility as a Corporate Citizen

2-1.	Adherence to Laws and Regulations

We comply at all times with both the letter and the spirit of the laws, regulations, and rules that apply to us, with particular attention to those that, if violated, would damage the financial system, hinder the economic development of society, or have a severe negative impact on our reputation. These areas include:

(1)	Insider Trading

The use of inside, non-public information for personal gain is illegal in many countries and is prohibited within MUFG, regardless of the amount of money involved. We do not engage in any activities that would lead to illegal profits, and we comply with strict information-barrier controls that we have put in place.

(2)	Anti-Competitive Conduct

We do not engage in any unlawful, anti-competitive conduct such as sharing pricing or marketing strategies with competitors. We do not abuse our market position by unlawfully applying conditions that are considered anti-competitive to the offer of our products and services. We comply with all fair-dealing and business laws and regulations, including the arm’s-length principle requiring that all parties to a transaction be independent and on an equal footing.

(3)	Corrupt Activities

MUFG has zero tolerance for corrupt activities. Corruption is a significant global problem, and many countries have adopted strict laws that prohibit giving or taking bribes. We do not offer, promise, or grant anything of value to a government official, other person in a position of power, or private individual in any country for the purpose of obtaining or retaining business or for any other advantage.

(4)	Public Disclosure

To maintain MUFG’s reputation and credibility, disclosure of our corporate information, including financial reports, must be timely, clear, and accurate so that it can be properly understood and evaluated. If we become aware of an inaccurate or misleading statement or nondisclosure of material information, we immediately consult with our supervisors to undertake appropriate measures and correct inaccuracies.

2-2.	Combating Criminal Activity

(1)	No Relationships with Criminal Elements

It is a basic tenet of corporate responsibility that companies have no relationships with criminal elements, including organized crime groups. We work closely with police authorities, legal counsel, and other external organizations to terminate any connections with criminal elements that we discover and protect the safety of our employees. We do not hesitate to take necessary legal action, both civil and criminal, to protect our company and stakeholders.

(2)	Prevention of Money Laundering and Other Financial Crimes

The trust of our customers is based on their confidence that the financial products and services we provide contribute to sound social and economic development. We remain alert to the fact that our products and services can be misused to commit or facilitate crimes such as money laundering, fraud, counterfeiting credit cards, and financing terrorist activities. We strive to prevent, detect, and report illicit or suspicious activity in accordance with all applicable laws and regulations.

2-3.	Commitment to Social Sustainability

(1)	Giving Back to Communities

As a good corporate citizen, MUFG promotes programs and initiatives that improve society for current and future generations. We actively encourage employee participation in various volunteer activities to enhance community development both locally and globally, and as a company, we make meaningful financial contributions to worthwhile causes and organizations.

(2)	Commitment to the Environment

We evaluate the environmental risk in our business activities, seek to minimize any negative impact on the environment, and endeavor to support customers’ businesses that contribute to environmental conservation and protection.

Chapter 3:    Ethical and Dynamic Workplace

3-1.	Stimulating Workplace

(1)	Personal Growth

As the needs and activities of our customers continue to evolve, we continue to grow professionally to provide the best possible service. We constantly improve our skills and individual abilities by taking advantage of training and educational opportunities, both inside and outside of MUFG.

(2)	Teamwork

MUFG employees share information, skills, and expertise with each other. Working in teams, we achieve goals that could not be accomplished by individuals working alone. We are committed to maximizing the power of teamwork.

(3)	Can-Do Attitude

MUFG has succeeded in part by developing an astute understanding of changes affecting our customers and society and by embracing new challenges. As the world changes more rapidly than ever, we make even stronger efforts to stay ahead of global trends and changes affecting our business environment and to embrace new challenges in the firm belief that change equals opportunity.

3-2.	Ethical Workplace

(1)	Respect for Diversity and Human Rights

As a global corporation, MUFG gains strength from the diversity of its employees. We value and respect differences, and do not tolerate any form of discrimination based on race, nationality, creed, religion, gender, sexual orientation, age, physical condition, or any other differentiating characteristic.

(2)	Open Communication

MUFG employees communicate in good faith, help each other succeed, and strive to create a workplace where everyone can exchange ideas freely and constructively.

(3)	Prohibition of Harassment

Harassment undermines respect for individuals. Because MUFG employees are entitled to feel safe and secure in the workplace, we neither engage in nor tolerate harassment or any threatening, hostile, or abusive behavior.

(4)	Protection of Corporate Assets

The tangible and intangible assets (such as money and our reputation) that MUFG has accumulated through its corporate activities play a valuable role in our business operations. We continue to contribute to the accumulation of corporate assets, properly protect and manage them, and do not engage in or condone their waste, abuse or unauthorized use.

(5)	Reporting Violations of Laws and Rules

Violations of laws and company rules can result in financial losses to MUFG, and can seriously damage the trust and confidence that our customers and society place in us. Whenever we discover a violation, we will not hesitate to take immediate and decisive action to address the issue. As employees, if we become aware of improprieties or breaches of laws or MUFG policy, we are expected to report the matter and consult the appropriate contacts, either through our supervisors or by using MUFG’s anonymous internal hotline/reporting system. MUFG treats any information received as confidential and protects reporting employees from retaliation.

Excerpts from MUFG’s Compliance Rules

(English Translation)

(Objective)

Article 1.

These rules prescribe basic matters relating to compliance with laws and regulations.

(Revision and abolishment)

Article 2.

These rules may be revised or abolished by resolution of MUFG’s Board of Directors.

(Definition)

Article 3.

(1)	In these rules, “laws and regulations” mean laws and government ordinances to be strictly observed by MUFG personnel when carrying out business operations, as well as MUFG’s Articles of Incorporation, Code of Ethics, and other rules and regulations established according to the laws and government ordinances above.

(2)	“Compliance” means understanding the purpose and contents of laws and regulations properly, and behaving in an appropriate manner so as not to violate applicable laws and regulations.

(Fundamental Policy)

Article 4.

The MUFG Ethical Framework and Code of Conduct are the foundations of compliance at MUFG.

(Responsibilities of Directors, Executive officers (Shikko Yakuin) and Board of Directors)

Article 5.

(1)	In accordance with the “Ethical Framework and Code of Conduct”, MUFG directors and executive officers (shikko yakuin) must carry out their responsibilities with the recognition that compliance is one of the most important objectives of their management.

(2)	The board of directors must establish systems including the measures listed below and seek to achieve and maintain compliance.

(Responsibility of MUFG General Managers)

Article 6.

General Managers must implement compliance within their division.

(Responsibility of MUFG Employees)

Article 7.

(1)	MUFG employees must perform their duties by securing compliance, and in accordance with the “Ethical Framework and Code of Conduct”.

(2)	MUFG employees must strive to acquire adequate knowledge of the laws and regulations which are necessary to their business operations.

(3)	When a MUFG employee discovers violations of laws and regulations (including cases of willful wrongdoing), or possible violations, they must report directly to the Compliance Officer as stipulated in Article 12.

(Director in charge of the Compliance Division)

Article 9.

(1)	The Director in charge of the Compliance Division must report matters concerning compliance to the Board of Directors or Executive Committee as necessary.

(2)	When there is a risk of an unavoidable conflict of interest with a different division that is also the director in charge of the Compliance Division is also in charge of, to insure the independence of the Compliance Division, the General Manager of the Compliance Division shall report to the President. The President will report to the Board of Directors or Executive Committee as necessary. Appropriate action shall also be taken to avoid conflicts of interest in cases other than those mentioned above.

(Office in Charge of Compliance)

Article 10.

(1)	The Compliance Division is in charge of overseeing the overall compliance framework.

•    •    •

(5)	When the Compliance Division receives report of or otherwise detects violations of laws and regulations, or possible violations, it must take necessary actions.

(Compliance Responsible Officers)

Article 11.

The head of each integrated business group is responsible for compliance in its business group.

(Chief Compliance Officer)

Article 12

(1)	The director overseeing the compliance division will be appointed to serve as MUFG’s chief compliance officer (CCO).

(2)	The CCO will oversee the work of MUFG’s compliance officers (defined in Article 13) and provide guidance, advice and instructions to the CCOs of MUFG group companies.

(3)	The CCO can request reports on compliance matters from the compliance responsible officers (defined in Article 11).

(4)	If there is a difference of opinion between the relevant compliance responsible officer and MUFG’s CCO regarding compliance matters, the CCO shall report the matter to the executive committee and any other relevant committees.

(5)	If there is a difference of opinion between the relevant CCOs of MUFG group companies and MUFG’s CCO regarding compliance matters, the CCO shall report the matter to the executive committee and any other relevant committees.

(Division Compliance Officers)

Article 13.

(1)	The Chief Manager of each division is designated as a Compliance Officer.

(2)	The Compliance Officer is responsible for the strengthening of compliance in each division and for planning and surpervising compliance related issues regarding business matters under his jurisdiction.

(Responsibilities of General Managers)

Article 14.

(1)	If a General Manager discovers, or receives a report from the Compliance Officer regarding, actual or potential violations of laws and regulations, such General Manager must discuss and consult with the General Manager of the Compliance Division regarding such actual or potential violations, and issue necessary directions and instructions to the Compliance Officer as appropriate.

(Compliance Reporting System)

Article 15.

When the Compliance Officers receive reports of or otherwise detect violations of laws and regulations, or possible violations, they must report directly to the Compliance Division and the General Manager of their division.

(Compliance Helpline)

Article 20.

To resolve compliance-related issues and support proper reporting under these compliance rules, we have established a compliance helpline.

Excerpts from MUFG’s Compliance Manual

(English Translation)

I.	Legal issues regarding Management

(3)	Board of Directors

(4)	Transactions involving a conflict of interest

When a Director engages in a transaction involving a conflict of interest, the Director must receive the approval of the Board of Directors.

•    •    •

III.	Specific issues

5.	Conflicts of interest

When a conflict of interest arises in connection with an operation involving any of the MUFG Group companies, Directors or employees, on one hand, and a customer or other third-party, the Director or employee, the MUFG Group company to which such Director or employee belongs, or any other MUFG Group company, on the other, the MUFG Group company, Director or employee must perform the operation in a proper manner.

Excerpts from MUFG’s Rules of Employment

(English Translation)

(Disciplinary Action)

Article 38.

The company will take disciplinary action when employees take the following prohibited actions:

(17) If an employee violated the rules of employment or any other applicable internal rules.